CONFIDENTIAL

May 9, 2013

Phil Croxford
16 Worthington Terrace
Flemington, NJ 08822

Dear Phil:

LifeCell Corporation (“LifeCell”) is pleased to provide you with this LifeCell Stay Bonus Agreement (the “Agreement”), which is designed to incentivize your retention and continued high performance and dedication following the recent announcement that the President and CEO of LifeCell, Lisa Colleran, has departed LifeCell on April 12, 2013, thereby necessitating the hiring of a new executive. This Agreement provides for the payment of a retention or stay incentive, under certain conditions, as discussed more fully below.
Bonus Opportunity
Subject to the other provisions of this Agreement, you shall be eligible to receive a lump sum stay bonus of $37,500 (the “Stay Bonus”) in the event you remain employed with LifeCell through December 31, 2013.
Corporate Success Bonus

In addition, if you are eligible to receive a Stay Bonus, and if LifeCell achieves an EBITDA of $141.7M for 2013, you shall also become eligible to receive a success bonus equal to $37,500 (the “Success Bonus”). Payment of the Stay Bonus and Success Bonus, if any, will be made in a lump sum, less any applicable withholding taxes, on the payment date for the first payroll period following the issuance of the Centaur Guernsey L.P. Inc. earnings press release for the fourth quarter and full year financial results for 2013 (the “Bonus Payment Date”).
Rights on Termination of Employment
If your employment with LifeCell is terminated prior to the Bonus Payment Date by LifeCell without Cause, you shall be paid the Stay Bonus and, if earned, the Success Bonus, on the Bonus Payment Date. Any payment made pursuant to this Agreement will be in addition to rather than in lieu of any payment you are entitled to receive under another severance, retention or any similar plan or agreement of or with LifeCell.
If your employment with LifeCell is terminated for Cause prior to the Bonus Payment Date, you shall forfeit the right to receive any payment pursuant to this Agreement.
General Provisions
The terms, conditions and existence of this Agreement are confidential, and you agree to treat such terms and conditions on a confidential basis. We also would like to remind you of your obligations to maintain the confidentiality of LifeCell’s confidential information pursuant to LifeCell’s Code of Conduct and the confidentiality agreement you signed with LifeCell.

You will be required to sign a general release of any claims against LifeCell and parties related to LifeCell in a form provided by LifeCell in order to receive any payment pursuant to this Agreement. This Agreement does not alter or in any way modify your employment relationship with LifeCell or create any rights to continued employment.
This Agreement is the complete agreement of the parties concerning the subject matter hereof and supersedes any other agreements, representations or understandings between you and LifeCell relating to the subject matter hereof.
LifeCell may assign this Agreement, including all rights and obligations hereunder, at any time to any of its affiliates or to any purchaser in a transaction involving the sale of all or substantially all of LifeCell’s assets.
For purposes of the Agreement:
“Cause” means conduct involving one or more of the following: (i) your substantial and continuing failure to render services to LifeCell in accordance with your obligations and position with LifeCell; provided that LifeCell provides you with adequate notice of such failure and, if such failure is capable of cure, you fail to cure such failure within 30 days of the notice; (ii) dishonesty, gross negligence, or breach of fiduciary duty; (iii) your indictment of, conviction of, or no contest plea to an act of theft, fraud or embezzlement; (iv) the commission of a felony; or (v) a material breach by you of the terms of an agreement between you and LifeCell or any material breach by you of any material LifeCell policy.
Please contact me should you have any questions.

Sincerely,

/s/ Guy Sansone

Guy Sansone
Interim President,
LifeCell Corporation

UNDERSTOOD AND AGREED:

/s/ Phil Croxford        5.15.13
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